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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.____________)*


                         STREICHER MOBILE FUELING, INC.
                   ------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                   ------------------------------------------
                         (Title of Class of Securities)


                                  862924-10-7
                            ------------------------
                                 (CUSIP Number)


                                January 22, 2002
                   ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLES THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 6 pages

Schedule 13G
CUSIP No.862924-10-7                      GM Johnston Family Limited Partnership
________________________________________________________________________________

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GM Johnston Family Limited Partnershi

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Arkansas

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           514,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         514,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     514,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________


                               Page 2 of 6 pages

Schedule 13G
CUSIP No.862924-10-7                      GM Johnston Family Limited Partnership
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Streicher Mobile Fueling, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
                                                800 West Cypress Road, Suite 580
                                                Fort Lauderdale, FL 33309

Item 2.

      (a)   Name of Person Filing: GM Johnston Family Limited Partnership

      (b)   Address of Principal Business Office: 940 Apple Blossom Lane
                                                  Springfield, AR 72762

      (c)   Citizenship: Arkansas

      (d)   Title of Class of Securities: Common Stock, $.01 par value

      (e)   CUSIP Number: 862924-10-7


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).


                               Page 3 of 6 pages

Schedule 13G
CUSIP No.862924-10-7                      GM Johnston Family Limited Partnership
________________________________________________________________________________


      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned: 500,000 shares of Common Stock and a Warrant to purchase an additional 14,000 shares of Common Stock

      (b)   Percent of Class: 7.1%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:  514,000

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of:
                  514,000

            (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


                               Page 4 of 6 pages

Schedule 13G
CUSIP No.862924-10-7                      GM Johnston Family Limited Partnership
________________________________________________________________________________


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 pages

Schedule 13G
CUSIP No.862924-10-7                      GM Johnston Family Limited Partnership
________________________________________________________________________________


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 1, 2004


                                       GM JOHNSTON FAMILY LIMITED PARTNERSHIP

                                       By:  Gerald M. Johnston Revocable
                                       Trust U/I/D 11/12/91, Managing General
                                       Partner


                                       By:/s/GERALD M. JOHNSTON
                                       ----------------------------------------
                                           Gerald M. Johnston, Trustee